Exhibit 99(a)
NEWS

For:		From:

Ladish Co., Inc.		Libby Communications
5481 South Packard Avenue		1414 East Harbour Towne Circle
Cudahy, WI 53110		Muskegon, MI 49441
Contact:	Wayne E. Larsen	Contact:	William J. Libby
	414-747-2935		231-755-4111
	414-747-2602 Fax		231-755-4144 Fax
Release date: 26 October 2010
Ladish Reports Net Sales of $100 Million for 3rd Quarter 2010
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2010 third quarter sales of $100.3 million in comparison to $76.2 million of sales in the third quarter of 2009. The Company reported net income of $6.2 million, resulting in diluted earnings per share of $0.40 for the third quarter of 2010, versus a loss of $(2.2) million, or $(0.14) per share, in the same period of 2009.
Ladish will host a conference call on Wednesday, October 27, 2010 at 9:00 a.m. EDT to discuss the third quarter performance for 2010. To access the conference call, dial (866) 551-3680 and enter the PIN Code 3014395# when prompted.

	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
(Dollars in thousands, except per share data)	2010	2009	2010	2009
Net sales	$100,280	$76,191	$298,635	$266,616
Cost of goods sold	84,018	71,469	252,012	248,233

Gross profit	16,262	4,722	46,623	18,383
SG&A expense	4,529	5,692	12,761	14,007

Operating income	11,733	(970)	33,862	4,376
Interest expense	(1,363)	(1,428)	(4,257)	(3,594)
Other, net	(300)	(632)	354	(965)

Pretax income (loss)	10,070	(3,030)	29,959	(183)
Income tax provision (benefit)	3,855	(780)	10,833	228
Noncontrolling interest in subsidiary earnings (loss)	(3)	(41)	22	(52)

Net income (loss)	$6,218	$(2,209)	$19,104	$(359)

Basic earnings (loss) per share	$0.40	$(0.14)	$1.21	$(0.02)
Basic weighted average shares outstanding	15,703,799	15,901,877	15,754,554	15,901,439
Diluted earnings (loss) per share	$0.40	$(0.14)	$1.21	$(0.02)
Diluted weighted average shares outstanding	15,704,935	15,901,877	15,755,826	15,901,439

more	LCI-10-09

NEWS

	September 30	December 31
(Dollars in thousands)	2010	2009
Cash and cash equivalents	$26,774	$19,917
Accounts receivable, net	77,322	59,382
Inventory	100,852	92,697
Net PP&E	195,425	198,436
Other	90,053	99,082

Total assets	$490,426	$469,514

Accounts payable	$33,130	$23,613
Accrued liabilities	22,113	16,758
Senior notes	84,285	90,000
Pensions	76,392	79,343
Postretirement benefits	32,875	33,679
Equity	241,631	226,121

Total liabilities & equity	$490,426	$469,514
“Ladish produced strong third quarter sales and earnings, consistent with the pattern we set in the first half of 2010,” said Gary J. Vroman, Ladish President & CEO. “We are especially pleased that all of our business units are performing well, outpacing both last year and our expectations for this year. This $0.40 of EPS in the third quarter is right in line with our expectations, and the $1.21 of EPS for the first nine months confirms our business is solid. Now we’re poised for growth. We continue to generate positive cash flow while requirements expand, and our balance sheet is robust. Our employees have stepped up impressively over the past 18 months, and these financial results are an indication of our Company’s true potential.”
“Our view of the next 90 days is unchanged from before. We expect relatively stable fourth quarter demand as we prepare for the anticipated rise in business next year. Every product group - forgings, castings, and machining — has new opportunities lined up in 2011 which will drive growth. Contract backlog has risen every month this year, to its present $537 million level at the end of September. We look forward to 2011, and we are ready to go.”
Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.
This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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